Exhibit 10.2

Schedule of Employment Continuation Agreements of Named Executive Officers dated February 20, 2007.

Name	Termination Benefit
Laurence M. Downes, President and Chief Executive Officer	Three times the sum, of (x) his then annual base salary and (y) the average of his annual bonuses paid or payable with respect to the last three calendar years ended prior to the Change of Control.
Mariellen Dugan, Vice President and General Counsel

Two times the sum, of (x) her then annual base salary and (y) the average of her annual bonuses paid or payable with respect to the last three calendar years ended prior to the Change of Control (“2x”).

Kathleen T. Ellis, Vice President, Corporate Affairs	2x
Glenn C. Lockwood, Senior Vice President and Chief Financial Officer	2x
Joseph P. Shields, Senior Vice President, Energy Services, New Jersey Natural Gas Company	2x